Exhibit 99.1

February 16, 2018

Dear Fellow Shareholder:

When I wrote the shareholder letter this time last year there was near universal optimism in the natural gas industry. With the change in administration and the unexpected change in Federal Energy Regulatory Commission scrutiny, natural gas suppliers rightly saw an opportunity to start work on their largest and most environmentally sensitive projects. However; with the flood of work released, the pipeline construction industry reached a tipping point that few in the industry had experienced. Simply put, construction building trades could not provide enough qualified labor to satisfy the needs of union contractors. Additionally, new workers hired to fill the labor demand lacked the experience necessary to meet production requirements. When we look at the financial results of our public competitors we see a sharp difference from the largest and everyone else. This has led to consolidation and several companies exiting the transmission business.

For the first quarter of fiscal year 2018, we recorded revenue of $32.5 million. While this was down $5.0 million from our record of $37.5 million in the first quarter of 2017, it was about an average first quarter. In previous years, we have had profit on earned income to recognize as construction projects concluded in the last quarter of the calendar year. However, this year that profit did not exist primarily due to schedule overruns on two major projects that prevented us from securing additional work in the quarters ended September 30, 2017 and December 31, 2017. Additionally, these projects had a $300,000 negative impact on gross profit for the quarter ended December 31, 2017. While our backlog is down from $62.5 million at December 31, 2016 to $54.2 million at December 31, 2017, we have seen more bidding opportunities this year compared to last.

We have reason to be optimistic about fiscal year 2018. Our Nitro Construction Services division (formerly Nitro Electric) is off to its best start in many years, increasing revenue to $17.1 million for the three months ended December 31, 2017 from $13.4 million for the three months ended December 31, 2016. The name change to Nitro Construction Services represents a rebranding due to the large amount of construction services provided by the company. At CJ Hughes, we made a hire to help bolster our sales and marketing efforts in the Marcellus and Utica Shale regions. We believe this will help expand our customer base in the near future and assist our project managers with obtaining new work with their current customers. We also added an experienced industry professional to assist our construction management team, which has already paid off by securing work from a new customer.

I, like many of you who have taken the time to call or write, am frustrated with our results; however, our board of directors is dedicated to improving our company and proving that fiscal 2017 was an unfortunate anomaly. We appreciate your continued support.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America